EXHIBIT 1A - 6E

ESCROW AGREEMENT

This AGREEMENT, dated as of ________________, 2018, (together with Schedule A attached hereto), (“Agreement”), is by and among TechSoup Global, a California 501(c)(3) Nonprofit Public Benefit Corporation (the “Issuer”); Bequia Securities, LLC, a Delaware limited liability company and registered U.S. Broker Dealer d/b/a SVX US LLC, a California limited liability company, (the “Platform Operator”); and Happy State Bank, d/b/a GoldStar Trust Company, a Texas banking association with trust powers (the “Agent”).

WHEREAS, the Issuer is offering securities of the Issuer, as identified on Schedule A (the “Securities”) in a Regulation A+ public offering promulgated by the SEC as modified by final rules adopted per Title IV of the Jumpstart Our Business Startups (JOBs) Act and as described in an offering document (the “Financing”) to investors (the “Investors”), and Issuer and Platform Operator represent that such offering is compliant with all applicable securities laws including without limitation, the Securities Act of 1933, as amended (the “33 Act”) and any other governing acts, rules, regulations or amendments promulgated by the Securities and Exchange Commission;

WHEREAS, the Issuer represents and warrants that the Financing and the transactions incorporated in the Financing will at all times be in compliance with Section 3(b)(2) of the 33 Act, so as to qualify for the exemption offered by such section;

WHEREAS, the Issuer represents that the transactions incorporated in the Financing do not and will not include any prohibited businesses (e.g., marijuana-related business, internet gambling business, etc.);

WHEREAS, Issuer has engaged Platform Operator, a registered broker-dealer with the Securities Exchange Commission and member of the Financial Industry Regulatory Authority, to serve as placement agent for the Financing;

WHEREAS, the Platform Operator (as the beneficiary of the Agreement pursuant to Rule 15c2-4 under Securities and Exchange Act of 1934, as amended), provides Investors with an online intermediary platform (the “Platform”) where the Securities are offered for sale;

WHEREAS, the Issuer and Platform Operator desire to retain Agent to act as escrow agent for the Financing. The proceeds received from subscriptions for the Securities shall be held in escrow by the Agent pending a Closing (as defined below);

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.  All terms used but not defined in this Agreement are defined on Schedule A.

2.  Appointment of Escrow Agent. The Issuer and the Platform Operator hereby appoint Agent as Escrow Agent in accordance with the terms and conditions set forth herein, and Agent hereby accepts such appointment.

3.  Delivery of Subscription Proceeds. Agent will only accept funds into the Escrow Account, which Issuer deposits via (a) ACH credits; (b) wire transfers; and (c) checks, unless otherwise agreed to in writing by Agent, in Agent’s sole discretion.

4.  Obligations of Agent as Escrow Agent. The Agent will hold all Escrow Funds in a segregated bank account titled in the name of Agent and established for the benefit of the Investors (the “Escrow Account”). Platform Operator and the Issuer will direct the disbursement of all Escrow Funds as follows:

(a)  Prior to the Termination Date, (and such Escrow Funds are cleared no later than five (5) Business Days following the Termination Date), the Agent shall, on the last Business Day of each month (each deemed a “Closing”) and pursuant to a Joint Written Instruction, which notice shall be submitted to the Agent electronically through the API on the Platform. execute an outbound ACH transfer of such Escrow Funds to Issuer’s designated bank account as set forth on Schedule A (less any fees owing to Agent) within five (5) Business Days of receipt of such Joint Written Instruction by the Issuer and Platform Operator. If, subsequent to any Closing, the Agent shall not have received a Joint Written Instruction in accordance with the preceding sentence addressing the disposition of any remaining Escrow Funds (which Escrow Funds are received prior to the Termination Date and cleared no later than five (5) Business Days following the Termination Date), the Agent shall return the remaining Escrow Funds to the Investors within five (5) Business Days of the end of such five (5) Business Days time period (or within five (5) Business Days of the Termination Date, if all such Escrow Funds are cleared by the Termination Date). All Joint Written Instructions referenced in this Section 4 (a) shall be in the form of a Disbursement Authorization Form provided by Agent.

(b)  (i) If no Closing has taken place within fifteen (15) Business Days of the Termination Date (where the Agent has received Escrow Funds prior to the Termination Date), the Agent shall return all Escrow Funds to the Investors within five (5) Business Days after such fifteen (15) Business Day time period, or (ii) if the Issuer and the Platform Operator notify the Agent in writing, at any earlier time that no Closing will take place, the Agent shall return all Escrow Funds to the Investors within five (5) Business Days of such written notification.

(c)  If, prior to the Closing, the Platform Operator notifies the Agent through a Joint Written Instruction via the API on the Platform, that the Platform Operator has exercised its right to terminate the listing agreement with the Issuer and not proceed with the Closing of the Financing, the Agent shall return all Escrow Funds to the Investors within five (5) Business Days of receipt of such Written Instruction.

(d)  If, prior to the Termination Date, the Agent has not received Escrow Funds (or Escrow Funds have been received by the Termination Date, but have not cleared by the tenth (10th) Business Day following the Termination Date), the Agent shall return all Escrow Funds to the Investors within five (5) Business Days following the end of such ten (10) Business Day time period (or within five (5) Business Days of the Termination Date, if all such Escrow Funds are cleared by the Termination Date).

(e)  If any amount of Escrow Funds was returned to Agent as undeliverable following the operation of Section 4(a), Section 4(b), Section 4(c) and Section 4(d) above, Agent, in addition to its other rights herein, (i) (A) may maintain and manage such Escrow Funds for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Funds pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Funds (less any fees, costs, expenses or other amounts due to Agent or any other Indemnified Party (as defined below) hereunder (to the extent Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, permits) which shall be payable to Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Schedule A hereto)) to any relevant competent authority; and (ii) may take any other action permitted by this Agreement, including Section 5, Section 7 and Section 8 of this Agreement.

Issuer, or Platform Operator, will be responsible for providing Agent with Investor information sufficient to allow Agent to return funds to Investors if necessary, including, but not limited to, a valid bank account number for each Investor (the “Initial Investor Information”). The Initial Investor Information must be provided to Agent within one (1) business day after each Investor invests in the securities.

If an event triggering the return of the funds to the Investors occurs, pursuant to Section 4(a), Section 4(b), Section 4(c), or Section 4(d) above, then the Agent will notify the Issuer.

If Agent is obligated to return the funds to the Investors, pursuant to Section 4(a), Section 4(b), Section 4(c), or Section 4(d) above, then Issuer, or Platform Operator on behalf of Issuer, will be required to provide Agent with Investor information, sufficient to allow the return of those funds to the proper investors, within one (1) Business Day from notification that an event triggering return has occurred. Agent’s obligation to return the funds shall not initiate until Agent has received the Investor information.

If there is a material change to the terms of the offering or to the information provided by the Issuer to Investors, the Platform Operator must give the notice to the Investors and to the Agent by Written Instruction. If the Investor does not reconfirm with the Platform Operator its investment commitment within five (5) Business Days of receipt of the notice, such Investor’s commitment will be cancelled. The Platform Operator must give the Agent notice of such cancellation and a Written Instruction directing the Agent to refund the Investor’s funds. Agent shall return such Investor’s funds within five (5) business days of receipt of such Written Instruction.

Any payments by the Agent to an Investor pursuant to the terms of this Agreement shall be made by transfer payable to the order of such Investor’s Account.

All disbursements of Escrow Funds in Section 4(a) (to the Issuer) and Section 4(e) above shall be subject to the fees, costs, expenses and other amounts due to Agent owed by the Platform Operator and/or the Issuer and any other Indemnified Party (as defined below) hereunder.

5.  Suspension of Performance; Disbursement into Court. If, at any time: (a) there shall exist any dispute between or among the Issuer and the Platform Operator with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Agent hereunder, (b) Agent is unable to determine, to Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Agent’s proper actions with respect to its obligations hereunder, or (c) the Issuer has not, within thirty (30) days of the furnishing by Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Agent may, in its reasonable discretion, take either or both of the following actions:

i. suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Agent or until a successor escrow agent shall have been appointed (as the case may be).

ii. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder (in each case, to the extent Rule 15c2-4 of the Securities Exchange Act of 1934, as amended, permits).

Agent shall have no liability to the Issuer or the Platform Operator, or to their respective shareholders, partners, members, officers, directors, employees, Affiliates, the Investors or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Funds or any delay in or with respect to any other action required or requested of Agent.

6.  Funds. Agent is herein directed and instructed to hold the Escrow Funds in a demand deposit account.

7.  Termination of Agreement; Resignation of Agent. Upon the first to occur of: (a) the failure of Issuer to open an account or Agent’s inability to open an account for Issuer for any reason, (b) the disbursement of all amounts in the Escrow Funds in accordance with this Agreement (including Section 4(e) and the operation of applicable state escheatment and unclaimed property laws), (c) the resignation of Agent, (d) termination of the listing agreement, between the Issuer and the Platform Operator regarding the proposed Financing, or (e) Agent receives notice from the appropriate securities agency or state agency that the registration to sell the Securities has been revoked or the exemption from registration has been determined inapplicable, Agent shall be released from its obligations hereunder and Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds. In the event termination occurs pursuant to subsection (d) or (e) of this paragraph, the Agent shall return all Escrow Funds to the Investors within five (5) Business Days of notice of such termination. The obligations of the Issuer continue to exist notwithstanding the termination or discharge of Agent’s obligations or liabilities hereunder until the obligations of the Issuer have been fully performed. Agent may resign at any time and be discharged from its duties as Agent hereunder by giving the Issuer and the Platform Operator at least sixty (60) days’ notice thereof, which such notice will be electronically submitted through the API on the Platform. Upon any such notice of resignation, the Issuer and the Platform Operator shall jointly issue to Agent a Joint Written Instruction, which shall be electronically submitted through the Platform, authorizing redelivery of the Escrow Funds to a depository that has been retained as successor escrow agent to Agent hereunder prior to the effective date of such resignation. As soon as practicable after its resignation, Agent shall turn over to such successor escrow agent all monies and property held hereunder upon presentation of the document appointing the new escrow agent and such escrow agent’s acceptance thereof, and after deduction and payment (to the extent Rule 15c2-4 under the Securities Exchange Act of 1934, as amended, permits) to the retiring Agent of all fees, costs and expenses (including court costs and expenses and attorneys' fees) or any other amount payable to, incurred by, or expected to be incurred by the retiring Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event no successor escrow agent has been appointed by the Issuer on or prior to the date Agent's resignation is to become effective, Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder. Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

After any retiring Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any corporation or other entity into which Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Agent under this Agreement without further act or consent of any party hereto.

8. Liability of Agent.

(a)  Agent shall have no duties or responsibilities other than the ministerial duties as expressly set forth herein and no other duties and obligations shall be implied (fiduciary or otherwise). Agent shall have no duty to verify that requirements for the distribution of Escrow Funds are met except to act in accordance with Joint Written Instructions electronically submitted through the API on the Platform. Agent shall have no liability for acting in accordance with such Joint Written Instructions. Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Agent shall have no liability with respect to the transfer or distribution of any funds affected by the Agent pursuant to wiring or transfer instructions provided to the Agent by the Issuer or set forth in any subscription agreement. Except for instructions given to Agent pursuant to a Joint Written Instruction, Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Agent, the terms and conditions of this Agreement shall control subject to Section 27 hereof.

(b)  Agent shall not be liable to the Issuer or the Platform Operator or the Investors or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Agent was the primary cause of any loss to the Issuer or the Platform Operator. In no event shall Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise. Agent may rely conclusively, and shall be protected in acting, upon any order, notice, instruction (including a Joint Written Instruction (such as a wire transfer instruction)), request, demand, certificate, opinion or advice of counsel (including counsel chosen by Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity (including the authority of the person signing or presenting the same) and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by Agent to be genuine and to be signed or presented by the proper person or persons. Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a writing electronically delivered to Agent through the API on the Platform and electronically executed by the proper party or parties and, if the duties or rights of Agent are affected, unless it shall give its prior written consent thereto.

(c)  Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or any other agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Issuer shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel.

(d)  Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. Agent shall have no responsibility with respect to the use or application of any Escrow Funds paid by Agent pursuant to the provisions hereof. Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Funds or to confirm or verify the accuracy or correctness of any amounts delivered in accordance with this Agreement or the calculation of the Minimum Amount or the Maximum Amount in respect to the Escrow Funds. Agent shall not be liable to the Issuer or to anyone else for any loss, which may be incurred by reason of any investment of any monies, which it holds hereunder.

(e)  Agent shall have the right to assume, in the absence of written notice, to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

(f)   Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Agent is authorized, in its discretion, to rely upon and comply with any such order, writ, judgment or decree, where Agent is advised by legal counsel selected by the Agent that it is binding upon Agent without the need for appeal or other action; and if Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.  Indemnification

(a)  Indemnification of Agent.

i.  From and at all times after the date of this Agreement, the Issuer and Platform Operator shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Agent and each of its directors, officers, members, partners, trustees, employees, attorneys, agents and Affiliates of Agent (collectively, the “Agent Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Agent Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including the Issuer and/or the Platform Operator, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Agent Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Agent Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Agent); provided, however, that no Agent Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Agent Indemnified Party. Each Agent Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees, costs and expenses of such counsel shall be paid, upon demand, by the Issuer.

ii.  In the event that the Agent distributes Escrow Funds to the Issuer pursuant to this Agreement, and the Investors later have a rightful claim to the return of funds which were distributed, then the Issuer shall indemnify the Agent for any and all Escrow Funds, which Agent returns to the Investors and any and all costs associated with returning those funds.

(b)    Indemnification of Issuer and Platform Operator.

i.  From and at all times after the date of this Agreement, the Agent shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Issuer and Platform Operator and each of its directors, officers, members, partners, trustees, employees, attorneys, agents and Affiliates of each (collectively, the “Issuer and Platform Operator Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Issuer and Platform Operator Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including the Issuer and/or the Platform Operator, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Issuer and Platform Operator Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Agent); provided, however, that no Issuer and Platform Operator Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Issuer and Platform Operator Indemnified Party. Each Issuer and Platform Operator Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees, costs and expenses of such counsel shall be paid, upon demand, by the Issuer.

10.  Fees, Costs and Expenses of Services. The Issuer shall pay for the services hereunder pursuant to the fee schedule attached hereto as Schedule B.

11.  Representations and Warranties. Each of the Issuer and the Platform Operator severally covenants and makes the following representations and warranties to Agent:

(a)  It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)  This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c)  The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Financing and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Financing, to which it is a party or any of its property is subject.

(d)  Agent is appointed to act as agent only for the limited purposes set forth in this Agreement; the Financing shall contain a statement that Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Agent has not and shall not be used in any manner in connection with the offering of the Securities other than to state that Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

(e)  No party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(f)   It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(g)  All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

12.  Patriot Act Disclosure. The Issuer acknowledges that a portion of the identifying information provided to Agent pursuant to Section 3 hereof is being requested in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Issuer agrees to provide any additional information requested by Agent in connection with the Act or any similar law, rule, regulation, order, or other governmental act to which Agent is subject, in a timely manner and consents to Agent obtaining from third parties any such identifying information. The Issuer represents that all identifying information provided to the Agent, including its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement of Escrow Funds. For a non-individual person such as a charity, a trust, or other legal entity, Agent may require documentation to verify formation and existence as a legal entity. Agent may also require financial statements, licenses, identification and authorization documentation from any individual claiming authority to represent the entity or other relevant documentation.

13.  Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that jurisdiction over any such proceeding and venue shall be Randall County, Texas. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

14.  Notices. All notices, instructions (pursuant to a Joint Written Instruction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and delivered in person, by email or by first class mail, postage prepaid to the Agent, the Issuer or Platform Operator and shall be deemed to have been given when such notice is transmitted if sent to the address set forth below:.

If to the Issuer:

TechSoup Global

435 Brannan Street, Suite 100

San Francisco, CA 94107

Attention: Ken Tsunoda

Email: ktsunoda@techsoupglobal.org

If to Platform Operator:

SVX US LLC

344 Thomas L Berkely Way

Oakland, CA 94612

Attention: John Katovich

Email: john.katovich@bequiasecurities.com

If to the Agent:

Happy State Bank d/b/a Goldstar Trust Company 1401 4th Avenue

Cannyon, Texas 79015

Attention: Dave Schnierle

Email: team@crowdpay.com

15.  Security Procedures. The Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Issuer to identify (a) a beneficiary, (b) a beneficiary's bank, or (c) an intermediary bank. The Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.

16.  Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing electronically executed by the parties hereto and submitted through the API on the Platform; provided, however, that the Agent’s signature (agreement) is not required in respect to any change to, waiver of, discharge or termination of any section to which it is not subject. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

17.  Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

18.  Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas without giving effect to the conflict of laws principles thereof.

19.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Agent with respect to the Escrow Funds.

20.  Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Issuer, Agent and the Platform Operator.

21.  Execution in Counterparts and Electronic Signatures. This Agreement and any Joint Written Instruction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction.

The intentional action in electronically signing this Agreement shall be evidence of consent to be legally bound by this Agreement, including any schedules hereto and notices. The use of an electronic version of this Agreement and any notices fully satisfies any requirement that they be provided to the parties in writing. Each party is solely responsible for reviewing and understanding all of the terms and conditions of this Agreement. Each party accepts as reasonable and proper notice, for the purpose of any and all laws, rules and regulations, notice by electronic means, including, the posting of modifications to this Agreement and any schedule hereto. Each party agrees to not contest the admissibility or enforceability of the electronically signed copy of this Agreement in any proceeding arising out of the terms and conditions of this Agreement.

22.  Dealings. Agent and any stockholder, director, officer or employee of Agent may buy, sell, and deal in any of the securities of the Issuer and become pecuniary interested in any transaction in which the Issuer may be interested, and contract and lend money to the Issuer and otherwise act as fully and freely as though it were not Agent under this Agreement. Nothing herein shall preclude Agent from acting in any other capacity for the Issuer or for any other entity.

23.  Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

24.  Force Majeure. Notwithstanding anything to the contrary hereunder, Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

25.  No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto, and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

26.  No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

27.  Priority. In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Agent acting in good faith.

28.  Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

29.  Investment of Escrow Funds. Not withstanding Section 6 of this Agreement, the Agent may invest the Escrow Funds in short term investments to the extent permitted by the Texas Department of Banking in accordance with the Texas Revised Statutes, provided however, the Escrow Funds be invested subject to Rule 15c2-4 of the 34 Act.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ISSUER

By:
Name: Ken Tsunada
Title: Vice President, Development

PLATFORM OPERATOR / BROKER-DEALER

By:
Name: John Katovich
Title: Principal, Bequia Securities, LLC d/b/a/ SVX US LLC

HAPPY STATE BANK, D/B/A GOLDSTAR TRUST COMPANY

By:
Name:
Title:

[Signature Page to the Agreement dated ________]

SCHEDULE A

1. Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement.

(a)  “Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person. A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(b)  “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions are authorized or obligated by law or executive order to close.

(c)  “Closing” shall mean each closing conducted by the Issuer and the Platform Operator with respect to the sale of securities.

(d)  “Escrow Funds” shall mean the funds deposited with Agent in the Escrow Account.

(e)  “Joint Written Instruction” shall mean a direction submitted in the form provided by Agent, executed and delivered by the Issuer and the Platform Operator, in accordance with Section 16, directing the Agent to take or refrain from taking an action pursuant to this Agreement, except for directions to the Agent to disburse Escrow Funds, which may only come as a Written Instruction from the Platform Operator.

(f)   “Written Instruction” shall mean a direction submitted in the form provided by Agent, executed and delivered by the Platform Operator, in accordance with Section 16, directing the Agent to disburse all or a portion of the Escrow Funds or otherwise directing any party hereto to take or refrain from taking an action pursuant to this Agreement.

(g)  “Termination Date” shall mean the date on which the Maximum Amount has been sold or the Termination Date as defined below, whichever event occurs first; provided, however, that the Issuer may extend the preceding date in this definition for up to 30 days upon delivery of a Joint Written Instruction to Agent and Issuer’s statement that it has received and accepted subscription statements (and the accompanying payments have been deposited in the Escrow Funds and have cleared) equal to the Minimum Amount.

2. Terms of Offering. Issuer is offering up to $11,500,000 in three separate types of unsecured subordinated promissory notes (the “Notes”).

No Minimum Funding Amount is required.

The Termination Date is September 27, 2019

The three Notes are:

Community Investment Notes (“CIN”). These CINs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” below).

Minimum investment for CINs is $50.

Patient Capital Notes (“PCN”). These PCNs will be available to anyone, with certain restrictions for non-accredited investors (see “Investor Limitations” above).

Minimum investment for PCNs is $2,500.

Risk Capital Notes (“RCN”). These RCNs will be open to accredited investors and institutions with no maximum investment limit.

Minimum investment for RCNs is $50,000

3.	Issuer’s Designated Bank Account:

Routing/Transfer #: __________________

Account #: _________________________

Account Type: ______________________

Account Name: _____________________

Bank: _____________________________

SCHEDULE B